Exhibit 99.2
ONYX PHARMACEUTICALS, INC.
2007 Quarterly Statement of Operations and Supplemental Schedule (Unaudited)

	2007 Quarter Ended
	December 31	December 31	September 30	September 30	June 30	June 30	March 31	March 31
	As Revised	As Previously Reported	As Revised	As Previously Reported	As Revised	As Previously Reported	As Revised	As Previously Reported
	(In thousands, except per share data)
Statement of Operations
Revenue:
Revenue from collaboration agreement	$26,101		$29,738	$—	$19,576	$—	$15,014	$—
Net revenue from unconsolidated joint business	—	4,406	—	17,635	—	7,470	—	3,025
Operating expenses:
Research and development expenses	27,226	5,531	20,004	7,901	18,554	6,448	17,523	5,534
Selling, general and administrative expenses	16,406	16,406	15,245	15,245	15,712	15,712	13,183	13,183

Income (loss) from operations	(17,531)	(17,531)	(5,511)	(5,511)	(14,690)	(14,690)	(15,692)	(15,692)

Investment income, net	5,829	5,829	6,066	6,066	3,864	3,864	3,497	3,497

Net income (loss)	$(11,702)	$(11,702)	$555	$555	$(10,826)	$(10,826)	$(12,195)	$(12,195)

Basic and diluted net income (loss) per share	$(0.21)	$(0.21)	$0.01	$0.01	$(0.22)	$(0.22)	$(0.26)	$(0.26)

Supplemental Schedule As Revised
Revenue subject to profit sharing (as recorded by Bayer)	$124,919	$—	$104,605	$—	$81,332	$—	$60,881	$—
Combined cost of goods sold, distribution, selling, general and administrative	81,998	—	55,950	—	49,285	—	36,450	—

Combined collaboration commercial profit	42,921	—	48,655	—	32,047	—	24,431	—

Onyx’s share of collaboration commercial profit	21,460	—	24,328	—	16,024	—	12,216	—
Reimbursement of Onyx’s shared marketing expenses	4,641	—	5,410	—	3,552	—	2,798	—

Revenue from collaboration agreement	$26,101	$—	$29,738	$—	$19,576	$—	$15,014	$—

Supplemental Schedule As Previously Reported
Revenue subject to profit sharing (as recorded by Bayer)	$—	$124,919	$—	$104,605	$—	$81,332	$—	$60,881
Combined cost of goods sold, distribution, selling, general and administrative	—	81,998	—	55,950	—	49,285	—	36,450
Combined research and development	—	51,676	—	37,561	—	34,856	—	33,290

Combined collaboration profit (loss)	—	(8,755)	—	11,094	—	(2,809)	—	(8,859)

Onyx’s share of collaboration profit (loss)	—	(4,377)	—	5,547	—	(1,405)	—	(4,430)
Reimbursement of Onyx’s direct collaboration expenses	—	8,783	—	12,088	—	8,875	—	7,455

Net revenue from unconsolidated joint business	$—	$4,406	$—	$17,635	$—	$7,470	$—	$3,025